MasterCard Incorporated Reports
Second-Quarter 2016 Financial Results

•	Second-quarter net income of $983 million, including a special item, or $0.89 per diluted share

•	Second-quarter net income of $1.1 billion, excluding a special item, or $0.96 per diluted share

•	Second-quarter net revenue increase of 13%, to $2.7 billion

•	Second-quarter gross dollar volume up 11% and purchase volume up 9%

Purchase, NY - July 28, 2016 - MasterCard Incorporated (NYSE: MA) today announced financial results for the second quarter of 2016. The company reported net income of $983 million, an increase of 7% or 8% on a currency-neutral basis, and earnings per diluted share of $0.89, up 10% or 11% on a currency-neutral basis versus the year-ago period. Excluding special items related to separate U.K. merchant litigations taken in both this quarter and the previous year’s quarter, the company reported net income of $1.1 billion, an increase of 10% or 11% on a currency-neutral basis, and earnings per diluted share of $0.96, up 13% or 14% on a currency-neutral basis versus the year-ago period.

Net revenue for the second quarter of 2016 was $2.7 billion, a 13% increase versus the same period in 2015. On a currency-neutral basis, net revenue increased 14%. Net revenue growth was driven by the impact of the following:

•	An increase in processed transactions of 14%, to 13.7 billion;

•	An 11% increase in gross dollar volume, on a local currency basis, to $1.2 trillion; and

•	An increase in cross-border volumes of 10%.

These factors were partially offset by an increase in rebates and incentives, primarily due to increased volumes and new and renewed agreements.

Worldwide purchase volume during the quarter was up 9% on a local currency basis versus the second quarter of 2015, to $897 billion. As of June 30, 2016, the company’s customers had issued 2.3 billion MasterCard and Maestro-branded cards.

“We carried solid momentum into the second quarter, delivering 14 percent revenue growth for the first half of the year, after adjusting for currency,” said Ajay Banga, president and CEO, MasterCard. “With last week’s VocaLink announcement, we will expand our capabilities beyond core card-based solutions into a broader set of transactions and payments. The collective technology and experience will provide consumers, businesses and governments more choice and value in how they pay and are paid.”

Total operating expenses increased 15%, or 17% on a currency-neutral basis, to $1.3 billion during the second quarter of 2016 compared to the same period in 2015. Excluding special items, total operating expenses were $1.2 billion, an increase of 12%, or 13% on a currency-neutral basis, compared to the year-ago period. The increase was primarily due to continued investments in strategic initiatives, as well as higher legal costs.

Operating income for the second quarter of 2016 increased 10%, or 11% on a currency-neutral basis, versus the year-ago period. Excluding special items, operating income increased 13%, or 15% on a currency-neutral basis, versus the year-ago period. The company delivered an operating margin of 51.2% or 55.2% excluding special items.

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MasterCard reported other expense of $15 million in the second quarter of 2016, versus $10 million in the second quarter of 2015. The change was mainly driven by higher interest expense related to the company’s Euro bond debt issuance in November 2015.

MasterCard’s effective tax rate was 28.0% in the second quarter of 2016, versus a rate of 25.7% in the comparable period in 2015. Excluding special items, the effective tax rate was 27.9% in the second quarter of 2016, versus a rate of 25.8% in the comparable period in 2015. The increase was primarily due to the recognition of a discrete U.S. foreign tax credit benefit which occurred in the second quarter of 2015, as well as a larger 2015 repatriation benefit.

During the second quarter of 2016, MasterCard repurchased approximately 5 million shares of Class A common stock at a cost of $462 million. Quarter-to-date through July 21, the company did not repurchase any additional shares, which leaves $2.7 billion remaining under the current repurchase program authorization.

Year-to-Date 2016 Results

For the six months ended June 30, 2016, MasterCard reported net income of $1.9 billion, essentially flat, or an increase of 2% on a currency-neutral basis, and earnings per diluted share of $1.75, up 4% or 6% on a currency-neutral basis versus the year-ago period. Excluding special items, net income was $2.0 billion, up 2% or 4% on a currency-neutral basis, and earnings per diluted share was $1.82, up 5%, or 8% on a currency-neutral basis, compared to the same period in 2015.

Net revenue for the first half of 2016 was $5.1 billion, an increase of 11%, or 14% on a currency-neutral basis, versus the same period in 2015. Transaction processing growth of 14%, gross dollar volume growth of 12% and cross-border volume growth of 11% contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives.

Total operating expenses were $2.4 billion, an increase of 20%, or 22% on a currency-neutral basis for the first half of 2016, compared to the same period in 2015. Excluding special items, total operating expenses were $2.3 billion, an increase of 18%, or 20% on a currency-neutral basis, compared to the same period in 2015. The increase was primarily due to continued investments to support strategic initiatives, as well as higher legal costs. In addition, the impact from foreign currency hedging activity and balance sheet remeasurement had a negative impact of approximately 6 percentage points on operating expense growth, compared to the same period in 2015.

Operating income for the six months ended June 30, 2016 was $2.7 billion, an increase of 5%, or 8% on a currency-neutral basis, versus the same period in 2015. Excluding special items, operating income was $2.8 billion, an increase of 6%, or 9% on a currency-neutral basis, compared to the same period in 2015. The company delivered an operating margin of 53.1% or 55.2% excluding special items.

MasterCard’s effective tax rate was 28.1% for six months ended June 30, 2016, versus a rate of 24.8% in the same period in 2015. Excluding special items, the effective tax rate was 28.1% in the first half of 2016, versus a rate of 24.9% in the comparable period in 2015. The increase was primarily due to the recognition of a discrete U.S. foreign tax credit benefit which occurred in 2015, as well as a larger 2015 repatriation benefit.

Second-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its second-quarter financial results.

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The dial-in information for this call is 877-201-0168 (within the U.S.) and 647-788-4901 (outside the U.S.), and the passcode is 40840885. A replay of the call will be available for 30 days and can be accessed by dialing 855-859-2056 (within the U.S.) and 404-537-3406 (outside the U.S.), and using passcode 40840885.

This call can also be accessed through the Investor Relations section of the company’s website at  www.mastercard.com/investor. Presentation slides used on this call are also available on the website.

Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying tables.

The presentation of growth rates on a currency-neutral basis represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates for both the translational and transactional impacts in our operating results.

About MasterCard Incorporated

Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. Mastercard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements
This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to the MasterCard’s future prospects, developments and business strategies. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.
Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by MasterCard or on its behalf, including, but not limited to, the following factors:

•	payments system-related legal and regulatory challenges (including interchange fees, surcharging and the extension of current regulatory activity to additional jurisdictions or products);

•	the impact of preferential or protective government actions;

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•	regulation to which we are subject based on our participation in the payments industry;

•	regulation of privacy, data protection and security;

•	the impact of competition in the global payments industry (including disintermediation and pricing pressure);

•	the challenges relating to rapid technological developments and changes;

•	the impact of information security failures, breaches or service disruptions on our business;

•
issues related to our relationships with our customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation);

•	the impact of our relationships with stakeholders, including issuers and acquirers, merchants and governments;

•	exposure to loss or illiquidity due to settlement guarantees and other significant third-party obligations;

•
the impact of global economic and political events and conditions, including global financial market activity, declines in cross-border activity; negative trends in consumer spending and the effect of adverse currency fluctuation;

•	reputational impact, including impact related to brand perception, account data breaches and fraudulent activity;

•	issues related to acquisition integration, strategic investments and entry into new businesses; and

•	potential or incurred liability and limitations on business resulting from litigation.
For additional information on these and other factors that could cause MasterCard’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequent reports on Forms 10-Q and 8-K.

###

Contacts:
Investor Relations: Barbara Gasper or Jesal Meswani, investor.relations@mastercard.com, 914-249-4565
Media Relations: Seth Eisen, Seth.Eisen@mastercard.com, 914-249-3153

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions, except per share data)
Net Revenue	$2,694	$2,390	$5,140	$4,620
Operating Expenses
General and administrative	930	810	1,798	1,460
Advertising and marketing	184	176	319	318
Depreciation and amortization	93	92	188	179
Provision for litigation settlements	107	61	107	61
Total operating expenses	1,314	1,139	2,412	2,018
Operating income	1,380	1,251	2,728	2,602
Other Income (Expense)
Investment income	10	6	20	15
Interest expense	(22)	(17)	(42)	(34)
Other income (expense), net	(3)	1	(4)	(2)
Total other income (expense)	(15)	(10)	(26)	(21)
Income before income taxes	1,365	1,241	2,702	2,581
Income tax expense	382	320	760	640
Net Income	$983	$921	$1,942	$1,941

Basic Earnings per Share	$0.89	$0.81	$1.76	$1.70
Basic Weighted-Average Shares Outstanding	1,098	1,138	1,104	1,143
Diluted Earnings per Share	$0.89	$0.81	$1.75	$1.69
Diluted Weighted-Average Shares Outstanding	1,101	1,141	1,107	1,146

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MASTERCARD INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	June 30, 2016	December 31, 2015
	(in millions, except per share data)
ASSETS
Cash and cash equivalents	$5,176	$5,747
Restricted cash for litigation settlement	542	541
Investments	1,271	991
Accounts receivable	1,203	1,079
Settlement due from customers	1,005	1,068
Restricted security deposits held for customers	936	895
Prepaid expenses and other current assets	865	663
Total Current Assets	10,998	10,984
Property, plant and equipment, net of accumulated depreciation of $561 and $491, respectively	680	675
Deferred income taxes	337	317
Goodwill	1,834	1,891
Other intangible assets, net of accumulated amortization of $910 and $816, respectively	762	803
Other assets	1,671	1,580
Total Assets	$16,282	$16,250
LIABILITIES AND EQUITY
Accounts payable	$452	$472
Settlement due to customers	828	866
Restricted security deposits held for customers	936	895
Accrued litigation	810	709
Accrued expenses	2,753	2,763
Other current liabilities	683	564
Total Current Liabilities	6,462	6,269
Long-term debt	3,306	3,268
Deferred income taxes	83	79
Other liabilities	562	572
Total Liabilities	10,413	10,188
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000 shares, 1,373 and 1,370 shares issued and 1,077 and 1,095 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200 shares, 20 and 21 issued and outstanding, respectively	—	—
Additional paid-in-capital	4,072	4,004
Class A treasury stock, at cost, 295 and 275 shares, respectively	(15,284)	(13,522)
Retained earnings	17,746	16,222
Accumulated other comprehensive income (loss)	(697)	(676)
Total Stockholders’ Equity	5,837	6,028
Non-controlling interests	32	34
Total Equity	5,869	6,062
Total Liabilities and Equity	$16,282	$16,250

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2016	2015
	(in millions)
Operating Activities
Net income	$1,942	$1,941
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	396	358
Depreciation and amortization	188	179
Share-based payments	(11)	(23)
Deferred income taxes	(8)	1
Other	(28)	(23)
Changes in operating assets and liabilities:
Accounts receivable	(100)	(51)
Income taxes receivable	—	(63)
Settlement due from customers	75	(290)
Prepaid expenses	(522)	(522)
Accrued litigation and legal settlements	107	(49)
Accounts payable	(18)	37
Settlement due to customers	(50)	261
Accrued expenses	—	(120)
Net change in other assets and liabilities	96	96
Net cash provided by operating activities	2,067	1,732
Investing Activities
Purchases of investment securities available-for-sale	(561)	(789)
Purchases of investments held-to-maturity	(139)	(744)
Proceeds from sales of investment securities available-for-sale	107	716
Proceeds from maturities of investment securities available-for-sale	162	322
Proceeds from maturities of investments held-to-maturity	130	—
Acquisition of businesses, net of cash acquired	—	(584)
Purchases of property, plant and equipment	(101)	(56)
Capitalized software	(80)	(87)
Increase in restricted cash for litigation settlement	(2)	(1)
Other investing activities	(11)	1
Net cash used in investing activities	(495)	(1,222)
Financing Activities
Purchases of treasury stock	(1,819)	(1,795)
Dividends paid	(421)	(367)
Tax benefit for share-based payments	33	34
Cash proceeds from exercise of stock options	16	21
Other financing activities	(3)	(9)
Net cash used in financing activities	(2,194)	(2,116)
Effect of exchange rate changes on cash and cash equivalents	51	(170)
Net decrease in cash and cash equivalents	(571)	(1,776)
Cash and cash equivalents - beginning of period	5,747	5,137
Cash and cash equivalents - end of period	$5,176	$3,361

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$—	$625
Fair value of liabilities assumed related to acquisitions	$—	$41

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months Ended June 30, 2016
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$371	7.9%	12.8%	$247	11.0%	3,565	$124	16.7%	1,259	547	584
Canada	36	5.8%	10.9%	34	10.7%	511	2	13.8%	6	43	49
Europe	351	9.7%	13.7%	234	8.8%	5,158	117	25.0%	888	412	427
Latin America	79	-1.6%	14.7%	47	14.8%	1,558	32	14.6%	248	149	167
Worldwide less United States	837	7.6%	13.3%	562	10.3%	10,792	275	19.8%	2,401	1,151	1,227
United States	391	7.5%	7.5%	335	8.0%	6,169	56	4.8%	351	349	384
Worldwide	1,228	7.6%	11.4%	897	9.4%	16,961	331	17.0%	2,752	1,500	1,611
MasterCard Credit and Charge Programs
Worldwide less United States	458	2.7%	7.9%	419	8.4%	6,213	39	2.5%	189	526	583
United States	184	6.9%	6.9%	177	6.9%	2,018	8	5.8%	9	164	195
Worldwide	642	3.9%	7.6%	596	8.0%	8,231	46	3.0%	198	690	778
MasterCard Debit Programs
Worldwide less United States	379	14.2%	20.5%	143	16.3%	4,579	236	23.2%	2,213	625	644
United States	207	8.1%	8.1%	159	9.2%	4,152	49	4.7%	342	185	189
Worldwide	586	11.9%	15.8%	302	12.4%	8,730	285	19.6%	2,554	810	833
	For the 6 Months Ended June 30, 2016
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$720	6.9%	12.8%	$479	11.3%	6,831	$241	16.0%	2,468	547	584
Canada	65	2.2%	9.9%	62	10.2%	956	4	4.8%	11	43	49
Europe	668	10.4%	15.7%	451	11.4%	10,014	217	25.8%	1,684	412	427
Latin America	152	-5.1%	14.6%	89	14.9%	3,041	63	14.1%	486	149	167
Worldwide less United States	1,606	6.8%	14.1%	1,082	11.6%	20,842	524	19.6%	4,649	1,151	1,227
United States	764	8.6%	8.6%	652	9.1%	11,942	112	6.0%	689	349	384
Worldwide	2,369	7.4%	12.3%	1,733	10.6%	32,783	636	16.9%	5,339	1,500	1,611
MasterCard Credit and Charge Programs
Worldwide less United States	879	1.4%	8.2%	804	8.8%	11,988	75	2.3%	366	526	583
United States	354	9.1%	9.1%	339	8.9%	3,861	15	11.8%	18	164	195
Worldwide	1,233	3.5%	8.5%	1,143	8.9%	15,849	90	3.7%	384	690	778
MasterCard Debit Programs
Worldwide less United States	727	14.1%	22.0%	278	20.3%	8,853	449	23.0%	4,283	625	644
United States	410	8.3%	8.3%	313	9.3%	8,081	97	5.1%	671	185	189
Worldwide	1,137	11.9%	16.7%	590	14.2%	16,934	546	19.4%	4,954	810	833
	For the 3 months ended June 30, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$344	7.3%	15.1%	$232	15.7%	2,907	$112	14.1%	1,074	476	509
Canada	34	3.8%	17.3%	33	19.2%	453	2	-8.2%	6	39	45
Europe	320	-7.1%	16.4%	220	14.9%	4,389	100	19.8%	756	371	389
Latin America	80	-9.1%	15.4%	47	18.3%	1,386	33	11.6%	225	139	157
Worldwide less United States	778	-1.0%	15.8%	532	15.8%	9,135	247	15.7%	2,061	1,025	1,100
United States	364	7.2%	7.2%	310	7.1%	5,582	54	7.6%	344	326	360
Worldwide	1,142	1.5%	12.9%	842	12.4%	14,718	300	14.2%	2,404	1,351	1,460
MasterCard Credit and Charge Programs
Worldwide less United States	446	-3.1%	11.3%	406	12.6%	5,544	40	-0.6%	189	510	572
United States	172	6.7%	6.7%	165	6.4%	1,836	7	13.4%	9	155	186
Worldwide	618	-0.5%	10.0%	571	10.8%	7,380	48	1.3%	198	665	757
MasterCard Debit Programs
Worldwide less United States	332	2.0%	22.4%	126	27.2%	3,591	206	19.6%	1,871	515	528
United States	192	7.6%	7.6%	145	7.9%	3,746	46	6.8%	335	171	174
Worldwide	524	4.0%	16.5%	271	16.1%	7,338	252	17.0%	2,206	686	702
	For the 6 Months ended June 30, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$674	8.1%	15.1%	$452	15.4%	5,588	$222	14.5%	2,099	476	509
Canada	64	3.1%	16.3%	60	18.3%	846	4	-8.9%	11	39	45
Europe	605	-7.7%	15.8%	420	14.1%	8,329	185	19.8%	1,427	371	389
Latin America	160	-6.1%	15.2%	95	18.7%	2,725	65	10.4%	439	139	157
Worldwide less United States	1,504	-0.6%	15.4%	1,028	15.3%	17,488	476	15.7%	3,976	1,025	1,100
United States	703	6.9%	6.9%	597	7.1%	10,698	106	5.7%	669	326	360
Worldwide	2,206	1.7%	12.6%	1,625	12.2%	28,187	581	13.7%	4,645	1,351	1,460
MasterCard Credit and Charge Programs
Worldwide less United States	867	-2.4%	11.1%	788	12.5%	10,707	79	-0.9%	368	510	572
United States	324	6.0%	6.0%	311	6.3%	3,445	13	1.2%	16	155	186
Worldwide	1,191	-0.2%	9.7%	1,099	10.7%	14,151	93	-0.6%	384	665	757
MasterCard Debit Programs
Worldwide less United States	637	2.0%	21.9%	240	25.7%	6,781	396	19.7%	3,607	515	528
United States	379	7.6%	7.6%	286	8.0%	7,254	92	6.3%	654	171	174
Worldwide	1,015	4.0%	16.1%	526	15.4%	14,035	489	16.9%	4,261	686	702

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2015 Q3, several customers purged inactive MasterCard cards and accounts. Data for the comparable periods has been revised to be consistent with this approach.

Performance information for prior periods can be found in the “Investor Relations” section of the MasterCard website at www.mastercard.com/investor.

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Non-GAAP Reconciliations
($ in millions, except per share data)

	Three Months Ended June 30,						Percent Increase/(Decrease)
	2016			2015
	Actual	Special Item	Non-GAAP [1]	Actual	Special Item	Non-GAAP [1]	Actual	Special Items	Non-GAAP [1]
Total operating expenses	$1,314	$(107)	$1,207	$1,139	$(61)	$1,078	15%	3%	12%
Operating income	$1,380	$107	$1,487	$1,251	$61	$1,312	10%	(3)%	13%
Operating Margin	51.2%		55.2%	52.4%		54.9%
Income tax expense	$382	$29	$411	$320	$17	$337	20%	(2)%	22%
Effective Tax Rate	28.0%		27.9%	25.7%		25.8%
Net Income	$983	$78	$1,061	$921	$44	$965	7%	(3)%	10%
Diluted Earnings per Share	$0.89	$0.07	$0.96	$0.81	$0.04	$0.85	10%	(3)%	13%

	Six Months Ended June 30,						Percent Increase/(Decrease)
	2016			2015
	Actual	Special Item	Non-GAAP [1]	Actual	Special Item	Non-GAAP [1]	Actual	Special Items	Non-GAAP [1]
Total operating expenses	$2,412	$(107)	$2,305	$2,018	$(61)	$1,957	20%	2%	18%
Operating income	$2,728	$107	$2,835	$2,602	$61	$2,663	5%	(1)%	6%
Operating Margin	53.1%		55.2%	56.3%		57.7%
Income tax expense	$760	$29	$789	$640	$17	$657	19%	(1)%	20%
Effective Tax Rate	28.1%		28.1%	24.8%		24.9%
Net income	$1,942	$78	$2,020	$1,941	$44	$1,985	—%	(2)%	2%
Diluted Earnings per Share	$1.75	$0.07	$1.82	$1.69	$0.04	$1.73	4%	(1)%	5%

Note: Figures may not sum due to rounding
[1] Represents effect of excluding the U.K. merchant litigation provisions